May 2007
Filed pursuant to Rule 433 / April 27, 2007
Relating Preliminary Pricing Supplement No. 268 dated
April 25, 2007 to Registration Statement No. 333-131266

Structured Investments
Opportunities in Equities

Bear Market Auto-Callable Securities due December 9, 2008
Based Inversely on the Value of the KBW Mortgage Finance IndexSM

Bear Market Auto-Callable Securities offer the opportunity for investors to take a bear market view on the mortgage finance industry through the KBW Mortgage Finance IndexSM and earn a relatively high fixed redemption amount if the underlying index value is at all below its initial index value on any one of the specified determination dates. Investors must be comfortable with the risk of losing some or all of their principal and be willing to forgo interest payments and potential returns greater than the fixed returns.

S U M M A R Y T E R M S

Issuer:	Morgan Stanley

Underlying index:	KBW Mortgage Finance IndexSM

Aggregate principal amount:	$

Stated principal amount:	$10 per security

Issue price:	$10 (see “Commissions and issue price” below)

Pricing date:	May , 2007

Original issue date:	May , 2007

Maturity Date:	December 9, 2008

Determination dates:	Quarterly, beginning on September 4, 2007 as follows:
	#1:	September 4, 2007	#2:	December 4, 2007	#3:	March 4, 2008
	#4:	June 4, 2008	#5:	September 4, 2008	Final:	December 4, 2008

Early redemption payment:	If, on any of the first five quarterly determination dates, the index closing value is less than the initial index value, the securities will be automatically redeemed on the third business day following the related determination date for the respective cash payment as follows:
	•	1st determination date:		$10.40 to $10.43
	•	2nd determination date:		$10.80 to $10.86
	•	3rd determination date:		$11.20 to $11.29
	•	4th determination date:		$11.60 to $11.73
	•	5th determination date:		$12.00 to $12.16
The actual cash payment amount will be determined on the pricing date.

Payment at maturity (per Security):	If the securities have not previously been redeemed, you will receive at maturity a cash payment as follows: If the index closing value on the final determination date is:
	•	Less than the initial index value: $12.40 to $12.59 (as determined on the pricing date),

	•	Greater than or equal to the initial index value but the index value has not increased to or above the triggerlevel at any time during the observation period: the $10 stated principal amount, or

	•	Greater than or equal to the initial index value and the index value has increased to or above the trigger level at any time during the observation period: $10 times the index performance factor, which may result in a loss of some or all of your investment.

Trigger level:	120% of the initial index value

Index performance factor:	1 – [(final index value – initial index value) / initial index value]

Initial index value:	The index closing value on the pricing date

Final index value:	The index closing value on the final determination date

Observation period:	The period of regular trading hours for the underlying index from but excluding the pricing date to and including the final determination date.

CUSIP:	61750V147

Listing:	None

Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)

Calculation agent:	MS & Co.

Commissions and issue price:		Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company

	Per security	$10	$0.15	$9.85
	Total	$	$	$

(1)	The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor. The lowest price payable by an investor is $9.95 per security. Please see “Syndicate Information” on page 5 for further details.
(2)	For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

You should read this document together with the preliminary pricing supplement describing this offering, and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Preliminary Pricing Supplement dated April 25, 2007
Prospectus Supplement dated January 25, 2006
Prospectus dated January 25, 2006

Bear Market Auto-Callable Securities due December 9, 2008
Based Inversely on the Value of the KBW Mortgage Finance IndexSM

Investment Overview

The Bear Market Auto-Callable Securities due December 9, 2008, Based Inversely on the Value of the KBW Mortgage Finance IndexSM, which we refer to as the securities, are designed for investors who seek fixed positive returns if the KBW Mortgage Finance IndexSM is at all below the initial index value on any one of the six determination dates (including the final determination date). An early redemption will occur if the underlying index is below the initial index value on any of the first five determination dates. If an early redemption does not occur, the securities will be redeemed at maturity.

If, on the final determination date, the underlying index has increased from the initial index value, the securities will redeem for the stated principal amount unless the underlying index has increased to or above the trigger level at any time during the observation period. In that case, the securities will redeem for less than the stated principal amount by an amount proportionate to the increase in the underlying index above the initial index value, which means investors will lose some or all of their investment.

Investors in the securities must be willing to accept the risk of loss of principal, and be willing to forgo interest payments and potential returns greater than the fixed returns.

KBW Mortgage Finance IndexSM Recent Data Overview

Underlying index information as of close on April 24, 2007:

Bloomberg Ticker:	MFX
Current Index Value:	94.84
52 Weeks Ago:	97.97
52 Week High:	104.01
52 Week Low:	87.85

The following graph illustrates the historical percentage change in the index closing value from January 1, 2002 through April 24, 2007. We obtained the information below from Bloomberg Financial Markets, without independent verification. The historical performance of the underlying index cannot be taken as an indication of future performance.

For additional information about the KBW Mortgage Finance IndexSM, see the information set forth under “Information about the KBW Mortgage Finance IndexSM” on page 11 and “Description of Securities—The Index” in the accompanying preliminary pricing supplement.

May 2007	Page 2

Bear Market Auto-Callable Securities due December 9, 2008
Based Inversely on the Value of the KBW Mortgage Finance IndexSM

Key Investment Rationale

The securities offer investors an opportunity to capture fixed positive returns if the underlying index has declined from its initial value on any of the six determination dates, regardless of the extent of the decline.

Scenario 1

On any of the first five determination dates, the index closing value is less than the initial index value.

In this scenario, each security redeems for the early redemption payment associated with the specific determination date on which the securities redeem. The positive return will be approximately an 16.00% to 17.25% annualized return.

Scenario 2

The securities are not automatically redeemed prior to maturity and the final index value on the final determination date is less than the initial index value. In this scenario, the payment at maturity for each security provides investors with a positive return of 24% to 25.9% of the stated principal amount (approximately 16.00% to 17.25% annualized return). The securities would yield a greater return than would a direct short position on the underlying index, but only if the underlying index were to decline by less than 24% to 25.9% by the final determination date.

Scenario 3

(i) The securities are not automatically redeemed prior to maturity and (ii) the final index value is greater than the initial index value but (iii) the index value has not increased to or above the trigger level at any time during the observation period. In this scenario, the payment at maturity for each security will be the stated principal amount.

Scenario 4

(i) The securities are not automatically redeemed prior to maturity and (ii) the final index value is greater than the initial index value and (iii) the index value has increased to or above the trigger level at any time during the observation period. In this scenario, the payment at maturity for each security will be less than the stated principal amount by an amount proportionate to the percentage increase in the underlying index from the initial index value at the final determination date, and investors will lose some or all of their investment.

Summary of Selected Key Risks (see page 9)

■	No guaranteed return of principal

■	No interest payments

■	Appreciation potential is limited by the maximum payment at maturity

■	Secondary trading may be limited, and the inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices

■	The early redemption feature may limit the term of your investment to as short as three months. If the securities are redeemed early, you may not be able to reinvest at comparable terms or returns

■	The market price of the securities will be influenced by many unpredictable factors, including the value and volatility of the underlying index and the stocks underlying the underlying index

■	An investment in the securities could expose you to concentrated risk in the U.S. mortgage finance sector

■	Adjustments to the underlying index by the index publisher could adversely affect the value of the securities

■	The U.S. federal income tax consequences of an investment in the securities are uncertain

■	Economic interests of the calculation agent may be potentially adverse to investors

■	Credit risk to Morgan Stanley whose credit rating is currently Aa3/A+

May 2007	Page 3

Bear Market Auto-Callable Securities due December 9, 2008
Based Inversely on the Value of the KBW Mortgage Finance IndexSM

Fact Sheet

The securities offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the preliminary pricing supplement, the prospectus supplement and the prospectus. At maturity, an investor will receive for each stated principal amount of securities that the investor holds, an amount in cash that may be more or less than the stated principal amount based upon the closing value of the underlying index on the final determination date, subject to the automatic early redemption of the securities for a specified cash amount prior to maturity. The securities are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
May , 2007	May , 2007 (5 trading days after the pricing date)	December 9, 2008

Key Terms
Issuer:	Morgan Stanley
Underlying index:	KBW Mortgage Finance IndexSM
Underlying index publisher:	Keefe, Bruyette & Woods, Inc.
Aggregate principal amount:	$
Issue price:	$10 per security. See “Syndicate Information” below.
Stated principal amount:	$10 per security
Denominations:	$10 and integral multiples thereof
Interest:	None
Determination dates:	Quarterly, beginning on September 4, 2007 as follows:
	#1:	September 4, 2007	#2:	December 4, 2007	#3:	March 4, 2008
	#4:	June 4, 2008	#5:	September 4, 2008	Final:	December 4, 2008
Early redemption payment:	If, on any of the first five quarterly determination dates, the index closing value is less than the initial index value, the securities will be automatically redeemed on the third business day following the related determination date for the respective cash payment as follows:
	•	1st determination date:	$10.40 to $10.43
	•	2nd determination date:	$10.80 to $10.86
	•	3rd determination date:	$11.20 to $11.29
	•	4th determination date:	$11.60 to $11.73
	•	5th determination date:	$12.00 to $12.16
The actual cash payment amount will be determined on the pricing date.
Payment at maturity:	If the securities have not previously been redeemed, you will receive at maturity a cash payment per security as follows:
If the index closing value on the final determination date is:
	•	Less than the initial index value: $12.40 to $12.59 (as determined on the pricing date),
	•	Greater than or equal to the initial index value but the index value has not increased to or above the trigger level at any time during the observation period: the $10 stated principal amount, or
	•	Greater than or equal to the initial index value and the index value has increased to or above the trigger level at any time during the observation period: $10 times the index performance factor, which may result in a loss of some or all of your investment.
Trigger level:	120% of the initial index value.
Index performance factor:	1 – [(final index value – initial index value) / initial index value]
Initial index value:	The index closing value on the pricing date.
Final index value:	The index closing value on the final determination date.
Observation period:	The observation period is the period of regular trading hours on each index business day on which there is no market disruption event with respect to the underlying index from but excluding the pricingdate to and including the final determination date.
Risk factors:	Please see “Risk Factors” on page 9.

May 2007	Page 4

Bear Market Auto-Callable Securities due December 9, 2008
Based Inversely on the Value of the KBW Mortgage Finance IndexSM

General Information
Listing:	None
CUSIP:	61750V147
Minimum ticketing size:	100 securities
Tax consideration:	Although the U.S. federal income tax consequences of an investment in the securities are uncertain, the securities generally should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.
You should also consider the U.S. federal income tax consequences of investing in the securities. Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of investing in the securities supersede the discussions contained in the accompanying prospectus supplement. Subject to the discussion under “United States Federal Taxation” in this pricing supplement, the securities should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the securities, the timing and character of income on the securities might differ. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of investing in the securities.
You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.
Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:

The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the securities by taking short positions in the stocks underlying the index, in options contracts on the index or its component securities listed on major securities markets, or positions in other available securities or instruments. Such activity could decrease the index closing values of the index on the pricing date, and therefore could effectively increase the amount by which the index must decline on the determination dates before you would receive upon an early redemption or at maturity a payment that exceeds the stated principal amount of the securities. For further information, see “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.
ERISA:	See “ERISA Matters for Pension Plans and Insurance Companies” in the accompanying preliminary pricing supplement.
Contact:	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York, 10036 (telephone number (866) 477-4776 / (914) 225- 7000).

Syndicate Information
	Agent’s	Principal amount of securities
Issue Price	Commissions	for any single transaction
$10.00	1.50%	<$999K
$9.975	1.25%	$1MM-$2.999MM
$9.9625	1.125%	$3MM-$4.999MM
$9.95	1.000%	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the securities distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the securities. We encourage you to read the preliminary pricing supplement, prospectus supplement and prospectus for this offering.

May 2007	Page 5

Bear Market Auto-Callable Securities due December 9, 2008
Based Inversely on the Value of the KBW Mortgage Finance IndexSM

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on whether (1) the index closing value is above or below the initial index closing value on any of the six determination dates (including the final determination date) and (2) the index value has increased to or above the trigger level at any time during the observation period.

Diagram #1 – First Five Determination Dates

Diagram #2 – Payout at Maturity if No Early Redemption

For more information about the payout upon early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” below.

May 2007	Page 6

Bear Market Auto-Callable Securities due December 9, 2008
Based Inversely on the Value of the KBW Mortgage Finance IndexSM

Hypothetical Examples

The following tables illustrate the payout on the securities for a range of hypothetical index closing values on each of the six determination dates and, in Examples 6-10, to illustrate the effect of the trigger level, a hypothetical index value on a random interim date on which we assume the highest index value occurs.

The below examples are based on the following terms:

Terms of Hypothetical Examples
Stated Principal Amount per Security	$10
Initial Index Value:	100
Trigger Level:	120
Redemption Amount in September 2007	$10.40 per security
Redemption Amount in December 2007	$10.80 per security
Redemption Amount in March 2008	$11.20 per security
Redemption Amount in June 2008	$11.60 per security
Redemption Amount in September 2008	$12.00 per security
Payment at Maturity (if the final index value is below the initial index value)	$12.40 per security

Determination Date	Example 1		Example 2		Example 3

	Hypothetical		Hypothetical		Hypothetical
	Index Value	Payout	Index Value	Payout	Index Value	Payout
#1	85	$10.40	105	—	105	—
#2	—	—	87	$10.80	110	—
#3	—	—	—	—	95	$11.20
#4	—	—	—	—	—	—
#5	—	—	—	—	—	—

Total Payout	$10.40 in September 2007		$10.80 in December 2007		$11.20 in March 2008

Determination Date	Example 4		Example 5		Example 6

	Hypothetical		Hypothetical		Hypothetical
	Index Value	Payout	Index Value	Payout	Index Value	Payout
#1	105	—	105	—	105	—
#2	110	—	110	—	110	—
#3	115	—	115	—	115	—
#4	90	$11.60	105	—	105	—
#5	—	—	99	$12.00	95	$12.00
Random interim date	—	—	—	—	130	—

Total Payout	$11.60 in June 2008		$12.00 in September 2008		$12.00 in September 2008

In Examples 1 through 5, the values of the underlying index fluctuate over the term of the securities and the underlying index closes below the initial index value of 100 on one of the first five determination dates. However, each example produces a different early redemption payment because the index closing values are less than the initial index value on different determination dates. Because the index closing value is less than the initial index value on one of the first five determination dates, the securities are automatically redeemed as of the corresponding determination date. Additionally, Example 6 illustrates that the appreciation of the index to or above the trigger level during the observation period does not affect the payout if the securities are automatically redeemed on one of the first five determination dates.

May 2007	Page 7

Bear Market Auto-Callable Securities due December 9, 2008
Based Inversely on the Value of the KBW Mortgage Finance IndexSM

Determination Date	Example 7		Example 8		Example 9		Example 10

	Hypothetical		Hypothetical		Hypothetical		Hypothetical
	Index Value	Payout	Index Value	Payout	Index Value	Payout	Index Value	Payout
#1	103	—	103	—	103	—	103	—

#2	115	—	115	—	115	—	115	—

#3	110	—	110	—	110	—	110	—

#4	100	—	100	—	100	—	100	—

#5	102	—	102	—	102	—	102	—

Final
determination date	60	$12.40	105	$10.00	115	$8.50	140	$6.00

Random
interim date	130	—	118	—	123	—	140	—

Total Payout at
Maturity:		$12.40		$10.00		$8.50		$6.00

■	In Example 7, on the final determination date, the index closing value has decreased to 40% below the initial index value to 60, and the payment at maturity equals $12.40 per security, representing a 24% return on your investment. Even though the index value increased above the trigger level on the random interim date, the payment at maturity is unaffected because the index closing value on the final determination date is less than the initial index value.

■	In Example 8, on the final determination date, the index closing value has increased 5% above the initial index value to 105. But, because the index value has not increased to or above the trigger level at any time during the observation period, the payment at maturity equals $10.00 per security.

■	In Example 9, on the final determination date, the index closing value has increased to 115, which is 15% above the initial index value. Because the index value increased to 123 on the random interim date, which is 23% above the initial index value and is above the trigger level, the payment at maturity equals the $10 stated principal amount times an index performance factor of 0.85, which results in a payment at maturity of $8.50 per security, representing a loss of 15%.

■	In Example 10, on the final determination date, the index closing value has increased to 140, which is 40% above the initial index value. Because the index value has increased above the trigger level, the payment at maturity equals the $10 stated principal amount times an index performance factor of 0.6, which results in a payment at maturity of $6.00 per security, representing a loss of 40%.

May 2007	Page 8

Bear Market Auto-Callable Securities due December 9, 2008
Based Inversely on the Value of the KBW Mortgage Finance IndexSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

Structure Specific Risk Factors

■	Securities do not pay interest nor guarantee return of principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest nor guarantee payment of the principal amount at maturity. Instead, if the securities have not previously been automatically redeemed prior to maturity, you will receive, at maturity, for each security that you hold an amount in cash based upon the value of the underlying index, which may be less than the stated principal amount and may be zero, if the underlying index has moved above the trigger level at any time during the observation period.

■	Appreciation potential is limited. The appreciation potential of the securities is limited by the automatic early redemption feature of the securities and by the maximum payment at maturity to a maximum of $12.40 to $12.59, to be determined on the pricing date, regardless of any larger decline in the index. If the securities are redeemed, you may not be able to reinvest at comparable terms or returns. Furthermore, the early redemption feature may limit the term of your investment to as short as three months.

■	Market price influenced by many unpredictable factors. Numerous factors will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including: the value and volatility of the underlying index, whether the index value has been at or above the trigger level at any time during the observation period, geopolitical conditions and economic, financial, political and regulatory or judicial events, interest and yield rates in the market, time remaining to maturity and creditworthiness of the issuer. As a result, the market value of the securities will vary and may be less than par at any time prior to maturity and sale of the securities prior to maturity may result in a loss.

■	An investment in the securities could expose you to concentrated risk. All of the component stocks of the underlying index are issued by companies whose primary lines of business are directly associated with the U.S. mortgage finance industry. As a result, investment in the securities will be concentrated in one industry.

■	Adjustments to the underlying index could adversely affect the value of the securities. KBW is responsible for calculating and maintaining the index. KBW can add, delete or substitute the stocks underlying the index or make other methodological changes that could change the value of the underlying index. KBW may discontinue or suspend calculation or dissemination of the index at any time. Any of these actions could adversely affect the value of the securities. KBW may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the underlying index. MS & Co. could have an economic interest that is different than that of investors in the securities insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index, the payout on the securities will be an amount based on the closing prices of the stocks underlying the index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co. as calculation agent in accordance with the formula for calculating the index last in effect prior to such discontinuance.

■	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase securities in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the securities, as well as the projected profit included in the cost of hedging the issuer’s obligations under the securities. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

May 2007	Page 9

Bear Market Auto-Callable Securities due December 9, 2008
Based Inversely on the Value of the KBW Mortgage Finance IndexSM

■	Although the U.S. federal income tax consequences of an investment in the securities are uncertain, the securities generally should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. You should also consider the U.S. federal income tax consequences of investing in the securities. Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of investing in the securities supersede the discussions contained in the accompanying prospectus supplement. Subject to the discussion under “United States Federal Taxation” in this pricing supplement, the securities should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the securities, the timing and character of income on the securities might differ. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of investing in the securities. You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Other Risk Factors

■	Secondary trading may be limited. The securities will not be listed on any securities exchange and there may be little or no secondary market. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the securities easily or at a price that you desire. Morgan Stanley currently intends to act as a market maker for the securities but is not required to do so.

■	Hedging and trading activity by MS & Co. and its affiliates could potentially adversely affect the value of the index. MS & Co. and other affiliates of ours have carried out and will continue to carry out hedging activities related to the securities (and possibly to other instruments linked to the underlying index or its component stocks), including trading in the stocks underlying the underlying index, as well as in other instruments related to the underlying index. MS & Co. and some of our other subsidiaries also trade the stocks underlying the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could affect the value of the underlying index and, as a result, could decrease the level below which the underlying index must close before you receive a payment at maturity or upon automatic redemption that exceeds the stated principal amount of the securities. Additionally, such hedging or trading activities during the term of the securities could potentially affect the values of the underlying index on the determination dates and, accordingly, whether we redeem the securities and the amount of cash you will receive at maturity.

■	Potential adverse economic interest of the calculation agent. The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests as an investor in the securities. As calculation agent, MS & Co. will calculate the payment we will pay to you at maturity. Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or nonoccurrence of market disruption events and the selection of a successor index or calculation of any index closing value in the event of a discontinuance of the underlying index, may affect the payout to you at maturity. The original issue price of the securities includes the agent’s commissions and certain costs of hedging our obligations under the securities. The subsidiaries through which we hedge our obligations under the securities expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

■	Issuer’s credit ratings may affect the market value. Investors are subject to the credit risk of the Issuer. Any decline in the Issuer’s credit ratings may affect the market value of the securities.

May 2007	Page 10

Bear Market Auto-Callable Securities due December 9, 2008
Based Inversely on the Value of the KBW Mortgage Finance IndexSM

Information about the KBW Mortgage Finance IndexSM
 KBW Mortgage Finance IndexSM
 The KBW Mortgage Finance IndexSM is calculated, maintained and published daily, by Keefe, Bruyette & Woods, Inc. (“KBW”). The underlying index is a float-adjusted modified capitalization-weighted index of 24 companies designed to effectively represent the performance of the U.S. mortgage finance industry. The companies included in the underlying index, their ticker symbols, the exchanges upon which they are principally listed and their weighting percentages on April 24, 2007 are:

Name	Ticker	Primary Exchange	% Weight
Federal National Mortgage Association (Fannie Mae)	FNM	New York	8.339%
Federal Home Mortgage Corporation (Freddie Mac)	FRE	New York	8.315%
Countrywide Financial Corp	CFC	New York	8.169%
Washington Mutual Inc	WM	New York	7.810%
MGIC Investment Corp	MTG	New York	4.628%
New York Community Bancorp Inc	NYB	New York	4.612%
The PMI Group Inc	PMI	New York	4.611%
Sovereign Bancorp Inc	SOV	New York	4.309%
First Horizon National Corp	FHN	New York	4.146%
Hudson City Bancorp Inc	HCBK	NASDAQ	4.068%
NewAlliance Bancshares Inc	NAL	New York	3.937%
Astoria Financial Corp	AF	New York	3.871%
Popular Inc	BPOP	NASDAQ	3.817%
Downey Financial Corp	DSL	New York	3.801%
Washington Federal Inc	WFSL	NASDAQ	3.691%
FirstFed Financial Corp	FED	New York	3.639%
Fidelity National Financial Inc	FNF	New York	3.601%
First Niagara Financial Group Inc	FNFG	NASDAQ	3.352%
IndyMac Bancorp	NDE	New York	3.312%
MAF Bancorp Inc	MAFB	NASDAQ	3.269%
Bankunited Financial Corp	BKUNA	NASDAQ	2.157%
Flagstar Bancorp Inc	FBC	New York	1.295%
Trustco Bank Corp NY	TRST	NASDAQ	0.600%
Corus Bankshares Inc	CORS	NASDAQ	0.593%

For additional information about the underlying index, see the information set forth under “Description of Securities—The Index” in the accompanying preliminary pricing supplement.

License Agreement between Keefe, Bruyette & Woods, Inc. and Morgan Stanley. The underlying index is composed and calculated by KBW without regard to the licensee or the securities. The securities are not sponsored, endorsed, sold or promoted by KBW. “Keefe, Bruyette & Woods,” “KBW Mortgage Finance IndexSM,” and “MFXSM” are service marks of Keefe, Bruyette & Woods, Inc. and have been licensed for use for certain purposes by Morgan Stanley. Such use is not sponsored, endorsed, sold or promoted by Keefe Bruyette & Woods, Inc., and Keefe Bruyette & Woods, Inc. makes no representation regarding the advisability of investing in the securities. See “Description of Securities—License Agreement between Keefe, Bruyette & Woods, Inc. and Morgan Stanley” in the accompanying preliminary pricing supplement.

May 2007	Page 11

Bear Market Auto-Callable Securities due December 9, 2008
Based Inversely on the Value of the KBW Mortgage Finance IndexSM

Historical Information

The table on the next page sets forth the published high and low index closing values, as well as end-of-quarter index closing values, of the underlying index for each quarter in the period from January 1, 2002 through to April 24, 2007. The index closing value on April 24, 2007 was 94.84. The graph following the table sets forth the historical performance of the underlying index for the period from January 1, 2002 through to April 24, 2007. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The historical values of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the levels of the underlying index on any determination date.

Underlying Index	High	Low	Period End
2002
First Quarter	69.06	62.04	67.42
Second Quarter	74.52	67.39	70.04
Third Quarter	70.76	58.21	58.21
Fourth Quarter	64.58	54.50	62.78
2003
First Quarter	66.73	57.94	61.28
Second Quarter	73.05	62.43	68.63
Third Quarter	75.31	68.72	73.68
Fourth Quarter	83.80	75.21	82.97
2004
First Quarter	96.37	82.23	93.65
Second Quarter	95.45	87.08	92.34
Third Quarter	97.06	90.12	94.45
Fourth Quarter	100.86	90.15	100.86
2005
First Quarter	99.98	90.25	91.42
Second Quarter	98.16	87.66	96.96
Third Quarter	100.31	89.74	91.49
Fourth Quarter	97.05	86.19	95.55
2006
First Quarter	100.73	94.87	97.63
Second Quarter	102.03	93.89	96.13
Third Quarter	97.12	91.50	96.66
Fourth Quarter	103.97	95.82	102.33
2007
First Quarter	103.89	89.41	92.64
Second Quarter (through April 24, 2007)	96.68	90.26	94.84

May 2007	Page 12